Exhibit 5. Opinion of Baker & Hostetler as to legality of the Common Shares being registered

February 14, 1996

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio  44139

Ladies and Gentlemen:

         We have acted as counsel to Keithley Instruments, Inc., an Ohio corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended, relating to the offering of up to an additional 1,200,000 Common Shares, without par value of the Company (the "Common Shares"), pursuant to the Company's 1992 Stock Incentive Plan (the "Plan").

         In connection with the foregoing, we have examined (a) the Amended Articles of Incorporation and the Amended Code of Regulations of the Company,
(b) the Plan, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

         Based on such examination, we are of the opinion that :

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio.

         2. The Common Shares available for issuance under the Plan, when issued and sold pursuant to the Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                        Very truly yours,


                                        Baker & Hostetler





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